Press Release

MATCHES, INC.  ANNOUNCES ACQUISITION OF CHEMICAL FIBER MAKER

Palm Desert, CA, December 17, 2010 -(PR.com)-   Matches, Inc. (MTXS.OB)today announced the acquisition of Golden Stone Rising, Ltd. ,  a British Virgin Islands Company, that, through its PRC subsidiaries and controlled companies, is engaged in the production, sale and distribution of polyester fiber in China.  The PRC operating companies controlled by Golden Stone are Suzhou Jinkai Textile Co., Ltd, and Suzhou Hangyu Textile Co., Ltd.    These businesses produce pre-oriented yarn as well as  draw texturing yarn, in various sizes and configurations.

By the terms of the share exchange agreement,  Matches, Inc. will issue 170,948,684 shares of Matches common stock, constituting 95.25% of the Company.     70,000,000 shares will be issued at the closing of the transaction and the remainder will be issued after the Company completes an amendment to its articles to increase its total authorized common shares.     The transaction is expected to close in the coming week.

This News Release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

Contact: Neville Pearson (760) 776-8899